EXHIBIT 99.2
Entertainment Properties Trust Provides Notice of Redemption of
9.50% Series A Cumulative Redeemable Preferred Shares
KANSAS CITY, MO, April 20, 2007 — Entertainment Properties Trust (NYSE: EPR) announced today that it delivered notice of its intention to redeem all 2,300,000 outstanding shares of its 9.50% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) (NYSE: EPR PrA — CUSIP No.: 29380T-20-4) from the registered holders of the Series A Preferred Shares. Pursuant to the provisions of the Articles Supplementary Designating the Powers, Preferences and Rights of the Series A Preferred Shares supplementing the Amended and Restated Declaration of Trust, as amended, of Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), the Company has taken action to redeem all outstanding Series A Preferred Shares on May 29, 2007. The Series A Preferred Shares will be redeemed in whole at a redemption price of $25.3892361 per Series A Preferred Share (the sum of $25.00 per share and a quarterly dividend per share of $0.59375 prorated through the redemption date). On the redemption date, all Series A Preferred Shares will cease to accrue dividends.
Shareholders who hold Series A Preferred Shares through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company’s procedures. On or before the redemption date, the funds necessary for the redemption of the Series A Preferred Shares will have been set aside by the Company in trust for the benefit of the holders thereof. Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the redemption date will revert to the general funds of the Company, after which reversion the holders of the Series A Preferred Shares called for redemption may look only to the general funds of the Company for the payment of the redemption price.
Upon deposit by the Company of the redemption price in trust for the account of the holders of the Series A Preferred Shares and from and after the redemption date, such shares will no longer be deemed to be outstanding and all rights with respect to such shares will cease and terminate (including, but not limited to, the right to receive dividends from and after the redemption date) except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after such date, the amount payable upon the redemption thereof, without interest.
Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to the Company’s transfer agent, UMB Bank, n.a., at 1-800-884-4225.
Entertainment Properties Trust is the largest owner of entertainment real estate in North America organized as a Real Estate Investment Trust (REIT) owning megaplex movie theatre properties, entertainment retail centers and other destination recreational and specialty properties in metropolitan markets in the U.S. and Canada. Since November of 1997, EPR has acquired or developed more than $1.5 billion of properties. The Company’s common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment

Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794.
Safe Harbor Statement:
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal”, “forecast” or other comparable terms. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from those forward-looking statements is contained in the Company’s SEC filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. Investors are cautioned not to place undue reliance on any forward-looking statements.